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As filed with the Securities and Exchange Commission on December 14, 2009

Registration No. 333-162443

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 4 TO

FORM S-1
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

National Beef, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2011 (Primary Standard Industrial Classification Code Number)	80-0488990 (I.R.S. Employer Identification Number)

12200 North Ambassador Drive, Suite 500
Kansas City, Missouri 64163
(816) 713-8500
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Bret G. Wilson
Vice President, General Counsel and Secretary
National Beef, Inc.
12200 North Ambassador Drive, Suite 500
Kansas City, Missouri 64163
(816) 713-8500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Paul L. Choi John J. Sabl Claire H. Holland Sidley Austin LLP One South Dearborn Chicago, Illinois 60603 (312) 853-7000	Jason A. Reschly John K. Brungardt Husch Blackwell Sanders LLP 4801 Main Street, Suite 1000 Kansas City, Missouri 64112 (816) 983-8000	Mark J. Mihanovic Eric Orsic McDermott Will & Emery LLP 275 Middlefield Road, Suite 100 Menlo Park, California 94025 (650) 815-7400

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

                  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

                  Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

                  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

              This Amendment No. 4 to the Registration Statement on Form S-1 (Registration No. 333-162443) of National Beef, Inc. is being filed solely to file revised Exhibits 5.1 and 10.8 hereto. This Amendment No. 4 does not modify any provision of the Prospectus constituting Part I of the Registration Statement. Accordingly, the Prospectus has not been included in this Amendment No. 4.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

              The following table sets forth the estimated expenses payable by us in connection with the sale and distribution of the securities registered hereby, other than underwriting discounts. All amounts are estimates except for the SEC registration fee and the FINRA filing fee.

SEC Registration Fee	$16,740
FINRA Filing Fee	34,225
NYSE Listing Fee	125,000
Printing Fees and Expenses	250,000
Accounting Fees and Expenses	855,000
Legal Fees and Expenses	950,000
Transfer Agent Fees and Expenses	3,500
Miscellaneous	165,535

Total:	$2,400,000	(1)

    (1)
    Includes $750,000 of expenses incurred by us in connection with this offering for which the underwriters have agreed to reimburse us.

Item 14.    Indemnification of Directors and Officers

              Upon the closing of this offering, our amended and restated certificate of incorporation will contain provisions that eliminate, to the maximum extent permitted by the Delaware General Corporation Law (the "DGCL"), the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors. Our amended and restated certificate of incorporation and bylaws will provide that we must indemnify, and advance expenses to, our directors and executive officers and may indemnify our employees and other agents to the fullest extent permitted by the DGCL.

              Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

              Section 145 of the DGCL provides that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

              We currently maintain liability insurance for our directors and officers. In connection with this offering, we will obtain additional liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.

              The amended and restated limited liability company agreement of National Beef Packing Company, LLC to become effective upon the closing of this offering will provide for indemnification of the manager and members and each such person's officers, directors, partners, members, shareholders and employees, and the employees and officers of National Beef Packing Company, LLC.

              In addition, the Underwriting Agreement filed as Exhibit 1.1 hereto provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

              See also the undertakings set out in response to Item 17 herein.

Item 15.    Recent Sales of Unregistered Securities

              In connection with the formation of National Beef, Inc., we issued 100 shares of common stock, par value $1.00 per share, to Timothy M. Klein, our President and Chief Executive Officer. The shares of common stock were issued in reliance on the exemption provided by Section 4(2) of the Securities Act on the basis that the sale did not involve a public offering. In connection with the closing of this offering, the shares of common stock will be repurchased from Mr. Klein for nominal value and cancelled.

              In connection with the reorganization transactions described in the section entitled "Our Structure" in the accompanying prospectus, we will issue a number of shares of Class B common stock which equals the number of outstanding new units in NBP LLC prior to this offering. Each founding member will receive a number of shares of Class B common stock in the Reorganization equal to the number of new units held by such member. The shares of Class B common stock described above will be issued in reliance on the exemption provided by Section 4(2) of the Securities Act on the basis that they will not involve a public offering.

Item 16.    Exhibits and Financial Statement Schedules

    (a)
    Exhibits

              The exhibits listed on the attached Exhibit Index are filed as part of this registration statement.

    (b)
    Financial Statement Schedules

              None.

Item 17.    Undertakings

              The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              The undersigned registrant hereby undertakes that:

                  (1)         For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2)         For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, Missouri on December 14, 2009.

NATIONAL BEEF, INC.
By:	/s/ JAY D. NIELSEN
Name:	Jay D. Nielsen
Title:	Chief Financial Officer

              Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities indicated on December 14, 2009.

Signature		Title

* Timothy M. Klein		President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ JAY D. NIELSEN Jay D. Nielsen		Chief Financial Officer (Principal Financial and Accounting Officer)
* Steven D. Hunt		Chair of the Board of Directors
*By:	/s/ JAY D. NIELSEN Jay D. Nielsen Attorney- in- Fact

 EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement***
3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant to be effective upon the closing of this offering being made pursuant to this Registration Statement***
3.2	Form of Amended and Restated Bylaws of the Registrant to be effective upon the closing of this offering being made pursuant to this Registrant Statement***
3.3
Form of Amended and Restated Limited Liability Company Agreement of National Beef Packing Company, LLC to be effective upon closing of this offering being made pursuant to this Registration Statement***
4.1
Indenture dated as of August 6, 2003 by and among National Beef Packing Company, L.P., NB Finance Corp and U.S. Bank National Association (incorporated herein by reference to Exhibit 4.1 to National Beef Packing Company, LLC's Registration Statement on Form S-4 (File No. 333-111407) filed with the SEC on December 19, 2003)
4.2
Form of Series B Senior Note due 2011 (incorporated herein by reference to Exhibit 4.1 to National Beef Packing Company, LLC's Registration Statement on Form S-4 (File No. 333-111407) filed with the SEC on December 19, 2003)
5.1	Opinion of Sidley Austin LLP*
10.1
Form of Tax Receivable Agreement among the Registrant, U.S. Premium Beef, LLC, TKK Investments, LLC, TMKCo, LLC and NBPCo Holdings, LLC to be entered into in connection with the closing of the Reorganization and this offering being made pursuant to this Registration Statement***
10.2
Form of Registration Rights Agreement among the Registrant, U.S. Premium Beef, LLC, TKK Investments, LLC, TMKCo, LLC and NBPCo Holdings, LLC to be entered into in connection with the closing of the Reorganization and this offering being made pursuant to this Registration Statement***
10.3
Form of Exchange Agreement among the Registrant, U.S. Premium Beef, LLC, TKK Investments, LLC, TMKCo, LLC and NBPCo Holdings, LLC to be entered into in connection with the closing of the Reorganization and this offering being made pursuant to this Registration Statement***
10.4
Form of Stockholders Agreement among the Registrant, U.S. Premium Beef, LLC, TKK Investments, LLC, TMKCo, LLC and NBPCo Holdings, LLC to be entered into in connection with the closing of the Reorganization and this offering being made pursuant to this Registration Statement***
10.5
Form of Management Services Agreement between the Registrant and National Beef Packing Company, LLC to be entered into in connection with the closing of the Reorganization and this offering being made pursuant to this Registration Statement***
10.6(a)	Form of 2009 Equity Incentive Plan***+
10.6(b)	Form of Restricted Stock Unit Award***+
10.7(a)	Form of Cattle Purchase and Sale Agreement, by and between National Beef Packing Company, LLC and U.S. Premium Beef, LLC***

Exhibit No.	Description
10.7(b)	Cattle Purchase and Sale Agreement dated as of December 1, 1997, by and among Farmland National Beef Packing Company, L.P. and U.S. Premium Beef, Ltd. (incorporated herein by reference to Exhibit 10.7 to National Beef Packing Company, LLC's Registration Statement on Form S-4 (File No. 333-111407) filed with the SEC on December 19, 2003)
10.8	Form of Raw Material and Finished Products Supply Agreement, by and between National Beef Packing Company, LLC and Beef Products, Inc.*(1)
10.9(a)
Sixth Amended and Restated Credit Agreement dated as of July 25, 2007 by and among National Beef Packing Company, LLC and certain agents, lenders and issuers (incorporated herein by reference to Exhibit 10.1 to National Beef Packing Company, LLC's Current Report on Form 8-K filed with the SEC on July 31, 2007)
10.9(b)
First Amendment to Sixth Amended and Restated Credit Agreement dated as of June 27, 2008 by and among National Beef Packing Company, LLC and certain agents, lenders and issuers (incorporated herein by reference to Exhibit 10.1 to National Beef Packing Company, LLC's Current Report on Form 8-K filed with the SEC on June 30, 2008)
10.9(c)
Waiver and Consent dated as of November 21, 2008 by and among National Beef Packing Company, LLC and certain agents, lenders and issuers (incorporated herein by reference to Exhibit 10.4(c) to National Beef Packing Company, LLC's Annual Report on Form 10-K filed with the SEC on November 24, 2008)
10.9(d)
Second Amendment to the Sixth Amended and Restated Credit Agreement dated as of April 13, 2009 by and among National Beef Packing Company, LLC and certain agents, lenders and issuers (incorporated herein by reference to Exhibit 10.4 to National Beef Packing Company, LLC's Quarterly Report on Form 10-Q filed with the SEC on April 15, 2009)
10.9(e)	Third Amendment to the Sixth Amended and Restated Credit Agreement dated as of October 8, 2009 by and among National Beef Packing Company, LLC and certain agents, lenders and issuers***
10.9(f)
Fourth Amendment to Sixth Amended and Restated Credit Agreement dated as of November 24, 2009 by and among National Beef Packing Company, LLC and certain agents, lenders and issuers (incorporated herein by reference to Exhibit 10.1 to National Beef Packing Company, LLC's Current Report on Form 8-K filed with the SEC on December 1, 2009)
10.9(g)	Form of Acknowledgment related to the Fourth Amendment to Sixth Amended and Restated Credit Agreement, by and between the Registrant and CoBank, ACB***
10.10
Aircraft Lease dated October 15, 2003 by and among John R. Miller Enterprises III, LLC and National Beef Packing Company, LLC (incorporated herein by reference to Exhibit 10.22 to National Beef Packing Company, LLC's Registration Statement on Form S-4 (File No. 333-111407) filed with the SEC on December 19, 2003)
10.11
Aircraft Lease dated as of December 9, 2004 by and among John R. Miller Enterprises, L.L.C. and National Beef Packing Company, LLC (incorporated herein by reference to Exhibit 10.1 to National Beef Packing Company, LLC's Current Report on Form 8-K filed with the SEC on December 9, 2004)
10.12
Unit Redemption Agreement dated as of April 13, 2009, among National Beef Packing Company, LLC and Timothy M. Klein, TKK Investments, LLC and TMKCo., LLC (incorporated herein by reference to Exhibit 10.2 to National Beef Packing Company, LLC's Quarterly Report on Form 10-Q filed with the SEC on April 15, 2009)

Exhibit No.	Description
10.13	Unit Redemption Agreement dated as of April 13, 2009, among National Beef Packing Company, LLC and John R. Miller, French Basin Land and Cattle Co., LLC, and S-B Enterprises V, LLC (incorporated herein by reference to Exhibit 10.3 to National Beef Packing Company, LLC's Quarterly Report on Form 10-Q filed with the SEC on April 15, 2009)
10.14(a)
Consulting Agreement dated July 27, 2009, between the Company and John R. Miller Enterprises III, LLC (incorporated herein by reference to Exhibit 10.2 to National Beef Packing Company, LLC's Current Report on Form 8-K filed with the SEC on July 28, 2009)+
10.14(b)
Deferred Equity Incentive Compensation Agreement dated August 6, 2003 by and between National Beef Packing Company, LLC and John R. Miller (incorporated herein by reference to Exhibit 10.3 to National Beef Packing Company, LLC's Registration Statement on Form S-4 (File No. 333-111407) filed with the SEC on December 19, 2003)+
10.15(a)
Second Amendment to Employment Agreement dated as of July 27, 2009, between the Company and Timothy M. Klein (incorporated herein by reference to Exhibit 10.1 to National Beef Packing Company, LLC's Current Report on Form 8-K filed with the SEC on July 28, 2009)+
10.15(b)
Amendment to Employment Agreement for Timothy M. Klein dated as of December 31, 2008 by and between the Company and Timothy M. Klein (incorporated herein by reference to Exhibit 10.3 to National Beef Packing Company, LLC's Quarterly Report on Form 10-Q filed with the SEC on January 13, 2009)+
10.15(c)
Deferred Equity Incentive Compensation Agreement dated August 6, 2003 by and between National Beef Packing Company, LLC and Timothy M. Klein (incorporated herein by reference to Exhibit 10.5 to National Beef Packing Company, LLC's Registration Statement on Form S-4 (File No. 333-111407) filed with the SEC on December 19, 2003)+
10.15(d)
Employment Agreement dated as of August 6, 2003 by and between National Beef Packing Company, LLC and Timothy M. Klein (incorporated herein by reference to Exhibit 10.4 to Registration Statement on Form S-4 (File No. 333-111407) filed with the SEC on December 19, 2003)+
10.16
FMI Grinding System Lease Agreement by and between Beef Products, Inc. and National Beef Packing Company, LLC (incorporated herein by reference to Exhibit 10.16 to National Beef Packing Company, LLC's Annual Report on Form 10-K filed with the SEC on November 24, 2008)
10.17(a)
Lease dated as of December 1, 2004 between City of Dodge City, Kansas and National Beef Packing Company, LLC securing $102,300,000 City of Dodge City, Kansas Industrial Development Revenue Bonds, Series 2004 (National Beef Packing Company, LLC Project) (incorporated herein by reference to Exhibit 10.2 to National Beef Packing Company, LLC's Current Report on Form 8-K filed with the SEC on January 6, 2005)
10.17(b)
Trust Indenture dated as of December 1, 2004 between City of Dodge City, Kansas and Commerce Bank, N.A., as trustee, securing $102,300,000 City of Dodge City, Kansas Industrial Development Revenue Bonds, Series 2004 (National Beef Packing Company, LLC Project) (incorporated herein by reference to Exhibit 10.3 to National Beef Packing Company, LLC's Current Report on Form 8-K filed with the SEC on January 6, 2005)
10.18	National Beef Packing Company, LLC Management Incentive Program***+

Exhibit No.	Description
10.19	National Beef Packing Company, LLC Management Long Term Incentive Plan (incorporated herein by reference to Exhibit 10.24 to National Beef Packing Company, LLC's Registration Statement on Form S-4 (File No. 333-111407) filed with the SEC on December 19, 2003)+
21.1	Subsidiaries of the Registrant***
23.1	Consent of KPMG LLP relating to the balance sheet of the Registrant*
23.2	Consent of KPMG LLP relating to the financial statements of National Beef Packing Company, LLC and subsidiaries*
23.3	Consent of Sidley Austin LLP (included in Exhibit 5.1)*
23.4	Consent of Warren H. Gfeller to be named as a director nominee***
23.5	Consent of Stephen A. Lightstone to be named as a director nominee***
23.6	Consent of John R. Miller to be named as a director nominee***
23.7	Consent of Mark R. Peterson to be named as a director nominee***
23.8	Consent of Larry Shipley to be named as a director nominee***
24.1	Power of Attorney (included on signature page hereto)***

*
Filed herewith.

**
To be filed by amendment.

***
Previously filed.

+
Management contract.

(1)
Portions of this exhibit are omitted and were filed separately with the SEC pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act of 1933.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX